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                                                                     EXHIBIT 5.2

                         SIMPSON THACHER & BARTLETT LLP

                                              May 9, 2006


Celanese Corporation
1601 West LBJ Freeway
Dallas, TX 75234-6034

Ladies and Gentlemen:

      We have acted as counsel to Celanese Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 (File No. 333-133934) (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), relating to an unspecified number of shares of Series A common stock of the Company, par value $.0001 per share (the "Common Stock"), and an unspecified number of shares of preferred stock of the Company, par value $.01 per share. Pursuant to Rule 415 under the Act, 35,000,000 shares (the "Stockholder Shares") of Common Stock are being offered and sold by Blackstone Capital Partners (Cayman) Ltd. 1, an exempted company incorporated under the laws of the Cayman Islands, Blackstone Capital Partners (Cayman) Ltd. 2, an exempted company incorporated under the laws of the Cayman Islands, Blackstone Capital Partners (Cayman) Ltd. 3, an exempted company incorporated under the laws of the Cayman Islands, and BA Capital Sidecar Fund, L.P., a Cayman Islands limited partnership, pursuant to a supplement to the prospectus (the "Prospectus") contained in the Registration Statement, dated the date hereof, and filed by the Company with the Commission pursuant to Rule 424(b) under the Act (the "Prospectus Supplement").

      We have examined the Registration Statement, the Prospectus, the Prospectus Supplement, a form of the share certificate for the Common Stock and the definitive underwriting agreement for the Common Stock, which have been or will be filed with the Commission as exhibits to the Registration Statement, to a post-effective amendment thereto, or to a document to be incorporated by reference into the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other
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investigations as we have deemed relevant and necessary in connection with the opinion hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company.

      In rendering the opinion set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.

      Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Stockholder Shares are validly issued, fully paid and nonassessable.

      We do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

      We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement, to a post-effective amendment thereto, or to a document to be incorporated by reference into the Registration Statement and to the use of our name under the caption "Validity of the Shares" in the Prospectus Supplement.

                                      Very truly yours,

                                      /s/ Simpson Thacher & Bartlett LLP
                                      SIMPSON THACHER & BARTLETT LLP